Exhibit 10.7

ATLASSIAN CORPORATION PTY LIMITED

173-185 Sussex Street, Sydney NSW 2000, Australia

ACN 122 325 777

October 6th, 2009

Jay N Simons

Dear Jay:

ATLASSIAN CORPORATION OPTIONS

The purpose of this letter is to record the terms on which Atlassian Corporation Pty Limited (Company) will issue options to you to acquire ordinary shares in the capital of the Company (Options).

Enclosed with this letter are the following documents:

(1)                                 Terms of Issue of your Options;

(2)                                 Constitution of the Company (Replaceable Rules);

(3)                                 Shareholders’ Agreement and

(4)                                 Deed of Accession to the Shareholders’ Agreement.

Summary

As a summary, your Options will be subject to the following conditions:

(1)                                 you have been awarded 200,000 Options with a First Vesting Date June 2, 2009;

(2)                                 each Option will entitle you to receive one ordinary share in the capital of the Company (Share);

(3)                                 the Options are non-statutory stock options;

(4)                                 the Options are issued to you for free;

(5)                                 your Options will vest in instalments on the dates set out in the Terms of Issue;

(6)                                 the Exercise Price for each Option is AUD $8.23;

(7)                                 the Expiry Date of the Options is 9 years after the date of issue of the Options;

(8)                                 the Options do not entitle you to any rights as a shareholder (such as voting or dividend rights), until they vest, are exercised and Shares are issued to you, and

(9)                                 the Options are subject to the Terms of Issue.

JN Simons Option Letter

Governing Law

This agreement is governed by the laws of Australia.

Taxation and Financial advice

You should consult your own tax adviser about the taxation implications of acquiring Shares and Options. Also, any advice given to you by the Company in relation to this invitation in general advice only and you should consider obtaining your own financial advice from an independent advisor who is qualified to give that advice.

Acceptance

If you wish to accept this offer, please sign, date and return to the Chief Financial Officer the enclosed copy of this letter within 30 days of the date of this letter. In doing so, the Company will ensure that you are issued with the number of Options set out above. Once the Options vest and Shares are issued to you, you agree to become bound by the terms of the Company’s Constitution and Shareholders’ Agreement with effect from the date of issue. You will need to sign the attached Deed of Accession indicating such agreement before the shares may be issued.

If you have any questions concerning this offer, please do not hesitate to contact the Company’s Chief Financial Officer.

Yours sincerely,

/s/ M. Cannon-Brookes
Director

I acknowledge that I have been provided with, and read, a copy of the Terms of Issue, the Shareholders Agreement and the Constitution. I confirm my acceptance of the offer of options on the terms outlined in this letter.

/s/ Jay N Simons	10/10/2009
Signature of Jay N Simons	Date:

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